Exhibit 99.1

NEWS RELEASE

RLI Corp.	9025 N. Lindbergh Drive | Peoria, IL 61615-1431
P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE

CONTACT: John Robison

(309) 693-5846
John.Robison@rlicorp.com
www.rlicorp.com

RLI reports third quarter earnings

PEORIA, ILLINOIS, October 14, 2008 – RLI Corp. (NYSE: RLI) – RLI Corp. reported third quarter 2008 operating earnings of $24.3 million ($1.12 per share), versus $59.1 million ($2.46 per share) for the comparable period last year. For the nine months ended September 30, 2008, operating earnings were $80.8 million ($3.69 per share), compared to $128.7 million ($5.28 per share) for the same period last year.

	Third Quarter
Earnings Per Diluted Share	2008	2007
Operating earnings	$1.12	$2.46
Net earnings	$0.40	$2.56

Highlights for the quarter included:

•                  Combined ratio of 88.3.

•                  Book value per share of $33.57.

•                  Net operating cash flow of $40.2 million.

•                  Favorable development from prior years’ loss reserves of $21.9 million pretax ($0.66 per share), net of bonus and profit-sharing related expenses.

•                  Net losses from both Hurricanes Gustav and Ike of approximately $21.2 million pretax ($0.64 per share), net of bonus and profit-sharing related expenses.

•                  Net losses on invested securities of $24.2 million pretax, primarily from impaired securities in the financial sector.

“RLI is in a strong position in spite of the ongoing financial market turmoil,” said RLI President & CEO Jonathan E. Michael. “In these unstable times, our customers seek assurance in terms of financial stability. RLI’s solid balance sheet is the encouragement they’re looking for.

“Our financial base remains rock solid. To our policyholders, that means our ability to pay claims is secure. To our producers, that means we are ready for the growth opportunities that today’s instability creates. And to our shareholders, that means we can remain committed to prioritizing profitable results over market share.”

Please refer to the table on Page 2 of this release for the quarterly and year-to-date impact of specific items, and Page 3 for a discussion of the use of non-GAAP financial measures.

Third quarter underwriting results

RLI achieved $15.2 million of underwriting income in the third quarter of 2008 on an 88.3 combined ratio, compared to $66.4 million of underwriting income on a 50.6 combined ratio in the same quarter for 2007.

Underwriting Income	Third Quarter
(in millions)	2008	2007
Casualty	$18.5	$47.5
Property	(11.0)	$8.2
Surety	7.7	$10.7
Total	$15.2	$66.4

	Third Quarter
Combined Ratio	2008	2007
Casualty	75.9	43.5
Property	130.4	76.0
Surety	55.8	32.8
Total	88.3	50.6

— more —

DIFFERENT WORKS

RLI reported year-to-date underwriting income of $59.0 million representing an 85.2 combined ratio versus the $131.1 million underwriting income representing a 68.0 combined ratio for the same period last year.

Other income

For the quarter, investment income was $19.8 million, 2.9% less than the same period last year due to a declining interest rate enviroment. For the nine month period ended September 30, 2008, investment income was $58.7 million, up 0.4% over the same period last year.

The investment portfolio’s total return for the quarter was -2.1%; the bond portfolio was -0.7% and the equity portfolio was
 -8.3%. Through nine months, the investment portfolio’s total return was -2.7% with the bond portfolio returning 0.7% and equities returning -16.4%. Our investment returns compare favorably to the leading market indices, including the U.S. Lehman Aggregate, 0.6% return year to date, and the S&P 500, -19.3% return year to date.

RLI recorded $24.2 million of realized losses on the investment portfolio during the quarter, primarily from impaired securities in the financial sector.  The majority of our realized losses relate to our preferred stock portfolio which was heavily weighted in the financial sector.

Equity in earnings of unconsolidated investee, Maui Jim, Inc. (Maui Jim), declined by 88%, to $0.2 million. During the quarter, Maui Jim was affected by the increasing value of the dollar, resulting in currency losses which negatively impacted earnings. Also during the quarter, we received a $4.0 million dividend from Maui Jim, which resulted in a $1.1 million after-tax gain ($0.05 per share).

Supplemental disclosure regarding the earnings impact of specific items

	Operating Earnings Per Share
	2008		2007
	3rd Qtr	9 mos.	3rd Qtr	9 mos.
Operating Earnings Per Share	$1.12	$3.69	$2.46	$5.28

Specific items included in operating earnings per share: (1) (2)
• Gain from casualty prior years’ reserve development	$0.52	$0.95	$1.14	$1.96
• Gain (Loss) from property prior years’ reserve development	—	$0.06	$(0.04)	$(0.01)
• Gain from surety prior years’ reserve development	$0.14	$0.16	$0.21	$0.23
• Loss from 2008 hurricanes	$(0.64)	$(0.63)	—	—
• Gain from change in tax rate applicable to the Maui Jim dividend (3)	$0.05	$0.05	—	—

(1)               Includes bonus and profit sharing-related impacts which affected other insurance and general corporate expenses.

(2)               Favorable developments reflect revisions for previously estimated losses.

(3)               As required under Statement of Financial Accounting Standards 109, “Accounting for Income Taxes,” the gain reflects the tax benefit of applying the lower tax rate applicable to affiliated dividends (7%) as compared to the corporate capital gains tax rate (35%) on which previous tax estimates were based.

Other news

During the quarter, the company was named as one of the insurance industry’s top performing companies by the Ward’s Top 50 list. RLI is one of only five property and casualty insurers to have been recognized for excellence among 3,000 property and casualty insurers for 18 straight years - since the list’s inception.

In the third quarter of 2008, we repurchased 42,600 of our shares at an average cost of $54.26 ($2.3 million). As of September 30, 2008, we have $37.8 million of remaining capacity from the $200 million repurchase program approved in 2007. Late in the quarter, the company temporarily suspended the repurchase program in response to the developing financial market turmoil.

The company will pay a third quarter cash dividend of $0.25 per share on October 15, 2008. RLI’s cumulative dividends, including this recent payment, are more than $172 million paid in 129 consecutive quarterly dividends. The company’s dividend yield would be 1.9%, based on the $1.00 annualized dividend and today’s closing stock price of $52.68.

At 10 a.m. CDT tomorrow, October 15, 2008, RLI management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion through the Internet at RLI’s website, www.rlicorp.com.

Underwriting income, operating earnings, earnings per share (EPS) from operations and other per share items are non-GAAP financial measures, and we believe that investors’ understanding of RLI’s core operating performance is enhanced by our disclosure of these financial measures. Underwriting income or profit represents the pretax profitability of our insurance operations and is derived by subtracting losses and settlement expenses, policy acquisition costs, and insurance operating expenses from net premium earned. Operating earnings and EPS from operations consist of our net earnings adjusted by net realized investment gains (losses) and their related taxes. Our definitions of these items may not be comparable to the definitions used by other companies. Net earnings and net earnings per share are the GAAP financial measures that are most directly comparable to operating earnings and EPS from operations. All earnings per share data are calculated using fully diluted shares. Combined ratio refers to a GAAP combined ratio.

S&P 500 returns provided by Standard and Poor’s. U.S. Lehman Aggregate returns provided by Barclays Capital Inc.

Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) including, without limitation, statements reflecting our current expectations about the future performance of our company or our business segments or about future market conditions. These statements are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the company’s filings with the Securities and Exchange Commission, including the Form 10-K Annual Report for the year ended December 31, 2007.

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving “niche” or underserved markets. RLI operates in all 50 states from office locations across the country. The company’s talented associates have delivered underwriting profits in 27 of the last 31 years, including the last 12. RLI’s insurance subsidiaries – RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company – are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s.

For additional information, contact Treasurer John Robison at (309) 693-5846 or at john.robison@rlicorp.com or visit our website at www.rlicorp.com.

RLI CORP.

2008 FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	% Change	2008	2007	% Change
SUMMARIZED INCOME STATEMENT DATA:
Net premiums earned	$130,850	$134,111	-2.4%	$399,110	$409,576	-2.6%
Net investment income	19,844	20,433	-2.9%	58,707	58,500	0.4%
Net realized investment gains (losses)	(24,212)	3,822		(12,396)	23,414
Consolidated revenue	126,482	158,366	-20.1%	445,421	491,490	-9.4%

Loss and settlement expenses	66,013	16,977	288.8%	190,043	131,609	44.4%
Policy acquisition costs	41,424	38,685	7.1%	121,721	115,276	5.6%
Other insurance expenses	8,216	12,082	-32.0%	28,346	31,626	-10.4%
Interest expense on debt	1,646	1,913	-14.0%	5,191	4,968	4.5%
General corporate expenses	1,735	3,401	-49.0%	5,759	7,441	-22.6%
Total expenses	119,034	73,058	62.9%	351,060	290,920	20.7%

Equity in earnings of unconsolidated investee	248	2,047	-87.9%	6,417	7,770	-17.4%

Earnings before income taxes	7,696	87,355	-91.2%	100,778	208,340	-51.6%
Income tax expense	(890)	25,816		28,083	64,431	-56.4%
Net Earnings	$8,586	$61,539	-86.0%	$72,695	$143,909	-49.5%
Other comprehensive earnings (loss), net of tax	(24,109)	9,861		(68,274)	(4,491)	-1420.2%
Comprehensive earnings	$(15,523)	$71,400		$4,421	$139,418	-96.8%

Operating Earnings:(1)
Net Earnings	$8,586	$61,539	-86.0%	$72,695	$143,909	-49.5%
Less: Realized investment gains (losses) , net of tax	(15,737)	2,484		(8,057)	15,219
Operating earnings	$24,323	$59,055	-58.8%	$80,752	$128,690	-37.3%

Return on Equity:
Net earnings (trailing four quarters)				13.8%	26.0%
Comprehensive earnings (trailing four quarters)				4.1%	26.6%

Per Share Data
Diluted:
Weighted average shares outstanding (in 000’s)	21,678	24,029		21,893	24,367

EPS from operations (1)	$1.12	$2.46	-54.5%	$3.69	$5.28	-30.1%
Realized gains (losses), net of tax	(0.72)	0.10		(0.37)	0.63
Net earnings per share	$0.40	$2.56	-84.4%	$3.32	$5.91	-43.8%
Comprehensive earnings (loss) per share	$(0.72)	$2.97		$0.20	$5.72	-96.5%
Cash dividends per share	$0.25	$0.22	13.6%	$0.73	$0.64	14.1%

Net Cash Flow from Operations	$40,164	$22,181	81.1%	$126,732	$111,228	13.9%

(1)  See discussion of use of non-GAAP financial measures on page 3.

RLI CORP.

2008 FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	September 30,	December 31,
	2008	2007	% Change
SUMMARIZED BALANCE SHEET DATA:
Fixed income and short-term investments	$1,407,652	$1,446,097	-2.7%
(amortized cost - $1,439,776 at 9/30/08)
(amortized cost - $1,437,463 at 12/31/07)
Equity securities	334,634	359,513	-6.9%
(cost - $261,301 at 9/30/08)
(cost - $216,465 at 12/31/07)
Preferred stock	16,749	34,167	-51.0%
(cost - $16,747 at 9/30/08)
(cost - $39,133 at 12/31/07)
Total investments	1,759,035	1,839,777	-4.4%

Premiums and reinsurance balances receivable	93,795	105,937	-11.5%
Ceded unearned premiums	64,522	71,021	-9.2%
Reinsurance recoverable on unpaid losses	374,279	417,250	-10.3%
Deferred acquisition costs	82,546	78,882	4.6%
Property and equipment	21,947	20,050	9.5%
Income taxes - deferred	10,225	—	—
Investment in unconsolidated investee	40,558	38,162	6.3%
Goodwill	26,214	26,214	—
Other assets	34,406	29,230	17.7%
Total assets	$2,507,527	$2,626,523	-4.5%

Unpaid losses and settlement expenses	$1,190,507	$1,192,178	-0.1%
Unearned premiums	344,425	355,522	-3.1%
Reinsurance balances payable	29,209	38,273	-23.7%
Short-term debt	—	27,975	-100.0%
Long-term debt - bonds payable	100,000	100,000	—
Income taxes - deferred	—	25,042	-100.0%
Accrued expenses	32,371	39,303	-17.6%
Other liabilities	92,157	73,808	24.9%
Total liabilities	1,788,669	1,852,101	-3.4%
Shareholders’ equity	718,858	774,422	-7.2%
Total liabilities & shareholders’ equity	$2,507,527	$2,626,523	-4.5%

OTHER DATA
Common shares outstanding (in 000’s)	21,414	22,155
Book Value per share	$33.57	$34.95	-3.9%
Closing stock price per share	$62.09	$56.79	9.3%
Statutory Surplus	$699,048	$752,004	-7.0%

RLI CORP.

2008 FINANCIAL HIGHLIGHTS

UNDERWRITING SEGMENT DATA

(Unaudited)

(Dollars in thousands, except per share amounts)

		GAAP		GAAP		GAAP		GAAP
Three Months Ended September 30,	Casualty	Ratios	Property	Ratios	Surety	Ratios	Total	Ratios
2008
Gross premiums written	$99,570		$51,599		$21,728		$172,897
Net premiums written	73,371		38,334		20,363		132,068
Net premiums earned	76,993		36,376		17,481		130,850
Net loss & settlement expenses	34,121	44.3%	33,395	91.8%	(1,503)	-8.6%	66,013	50.4%
Net operating expenses	24,335	31.6%	14,040	38.6%	11,265	64.4%	49,640	37.9%
Underwriting income (loss)	$18,537	75.9%	$(11,059)	130.4%	$7,719	55.8%	$15,197	88.3%

2007
Gross premiums written	$114,279		$55,551		$18,488		$188,318
Net premiums written	84,406		39,173		17,323		140,902
Net premiums earned	84,252		34,013		15,846		134,111
Net loss & settlement expenses	8,618	10.2%	13,373	39.3%	(5,014)	-31.6%	16,977	12.7%
Net operating expenses	28,079	33.3%	12,482	36.7%	10,206	64.4%	50,767	37.9%
Underwriting income	$47,555	43.5%	$8,158	76.0%	$10,654	32.8%	$66,367	50.6%

		GAAP		GAAP		GAAP		GAAP
Nine Months Ended September 30,	Casualty	Ratios	Property	Ratios	Surety	Ratios	Total	Ratios
2008
Gross premiums written	$307,860		$151,372		$59,710		$518,942
Net premiums written	228,524		110,058		55,929		394,511
Net premiums earned	237,559		110,869		50,682		399,110
Net loss & settlement expenses	130,243	54.8%	56,775	51.2%	3,025	6.0%	190,043	47.6%
Net operating expenses	73,870	31.1%	43,244	39.0%	32,953	65.0%	150,067	37.6%
Underwriting income	$33,446	85.9%	$10,850	90.2%	$14,704	71.0%	$59,000	85.2%

2007
Gross premiums written	$352,886		$163,959		$54,880		$571,725
Net premiums written	255,212		110,665		51,330		417,207
Net premiums earned	260,051		103,108		46,417		409,576
Net loss & settlement expenses	88,101	33.9%	45,322	44.0%	(1,814)	-3.9%	131,609	32.1%
Net operating expenses	80,510	31.0%	36,888	35.8%	29,504	63.6%	146,902	35.9%
Underwriting income	$91,440	64.9%	$20,898	79.8%	$18,727	59.7%	$131,065	68.0%